Exhibit 10.17
December 6, 2007
     Each of the undersigned makes reference to that certain Professional Services Agreement, dated as of September 18, 2006 (as amended by that certain Letter Agreement dated as of April 27, 2007, the “PSA”), by and among SPI Petroleum LLC (“SPI”), Simons Petroleum, Inc. (“Simons”), Maxum Petroleum, Inc. (the “Company”) and the Providers. Capitalized terms used but not defined in this letter agreement have the meanings given to them in the PSA. Each of the parties to the PSA hereby agrees to the following:
(a)	Upon consummation of the transactions contemplated by that certain draft Stock Purchase Agreement (the “Paulson Purchase Agreement”) by and among the Company, SPI, Paulson Oil Company, Spell Capital Partners Fund II, L.P., Robert A. Paulson and Peter E. Paulson, SPI, the Company and Simons shall collectively pay or cause to be paid to the Providers in immediately available funds a transaction fee in an aggregate amount equal to $952,500 (the “Paulson Transaction Fee”). The Paulson Transaction Fee shall be shared by the Providers in proportion to the number of Class A Units of SPI (other than Newly Issued Class A Units, as that term is defined in the LLC Agreement (as defined below)) held by the Providers and their affiliates (other than, in the case of Northwest, Perot Bissell, but, in the case of RBC, including SPI U.S. Investor, LLC) as of the date of the Closing (as defined in the Paulson Purchase Agreement).

(b)	In connection with any acquisition and/or disposition by SPI (but without duplication of Section 4(d) of the PSA), the Company or any of their Subsidiaries (other than the specific transactions addressed elsewhere herein, including paragraph (a) above or a Sale of the Company), SPI, the Company and Simons shall collectively pay or cause to be paid to the Providers in immediately available funds, fees (however designated, the “M&A Fee”) in an aggregate amount per transaction equal to 3% of the gross enterprise or transaction value of such transaction, such fees to be due and payable at the closing of such transaction. Any such amount paid to the Providers shall be shared by the Providers in proportion to the number of Class A Units of SPI (other than Newly Issued Class A Units) held by the Providers and their affiliates (other than, in the case of Northwest, Perot Bissell, but, in the case of RBC, including SPI U.S. Investor, LLC) as of the date of the closing of such transaction.

(c)	In connection with and upon consummation of a Sale of the Company (as defined in the LLC Agreement (as defined below)), SPI, the Company and its subsidiaries shall collectively pay or cause to be paid to Waud, in immediately available funds, an investment banking fee (the “Investment Banking Fee”) in an aggregate amount equal to 0.075% of the aggregate enterprise value of the Company as reflected in such Sale of the Company;

(d)	In connection with and upon consummation of a Sale of the Company, SPI, the Company and its subsidiaries shall collectively pay or cause to be paid to Waud, in immediately available funds, an advisory fee (the “Advisory Fee”) in an aggregate amount equal to 0.075% of the aggregate enterprise value of the Company as reflected in such Sale of the Company;

(e)	In connection with and upon consummation of a Sale of the Company, SPI, the Company and its subsidiaries shall collectively pay or cause to be paid to Waud, in immediately available funds, a services termination fee (the “Termination Fee”) in an aggregate amount equal to 0.075% of the aggregate enterprise value of the Company as reflected in such Sale of the Company;

(f)	In connection with and upon consummation of a Sale of the Company, SPI, the Company and its subsidiaries shall collectively pay or cause to be paid to Waud, in immediately available funds, a transaction structuring fee (the “Transaction Fee”) in an aggregate amount equal to 0.075% of the aggregate enterprise value of the Company as reflected in such Sale of the Company.
     Notwithstanding the foregoing, (x) Waud hereby elects to waive its rights to its portion of each of the Paulson Transaction Fee, the M&A Fee, the Investment Banking Fee, the Advisory Fee, the Termination Fee and the Transaction Fee, and (y) each of Northwest and RBC hereby elects to waive its portion of the Paulson Transaction Fee, it being understood that the waived portion of all such fees in (x) and (y) above is and shall be deemed a Waived Fee Amount for purposes of the PSA and SPI’s Third Amended and Restated Limited Liability Company Agreement dated on or about the date hereof (as amended from time to time, the “LLC Agreement”), and this letter is and shall constitute a Waived Fee Notice with respect to such Waived Fee Amount delivered as of the date hereof for purposes of the PSA and the LLC Agreement. For the avoidance of doubt, Waud’s irrevocable waiver on September 18, 2006, of the Annual Management Fees due to Waud for thirty six months (i.e. the period from September 18, 2006, through September 18, 2009), remains in full force and effect.
     The PSA, as amended hereby, shall automatically terminate and be of no further force or effect upon consummation of a Public Offering (as defined in the LLC Agreement).
     The fourth sentence of Section 5 of the PSA is amended by adding the words “or any other fees due and payable hereunder” after the words “Annual Management Fee” therein.
     Except to the extent amended hereby, the PSA (as amended hereby) shall remain in full force and effect in accordance with its terms.
     This letter shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.
     This letter may be executed and delivered by each party hereto in separate counterparts (including by means of facsimile), each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

     If you agree that this letter reflects our agreement with respect to the foregoing, please sign this letter below, which will then constitute our agreement with respect thereto.

Sincerely,

NCA MANAGEMENT II, LLC

By:	/s/ Bradford Creswell

Its:

RBCP ENERGY FUND INVESTMENTS, LP

By:	2001 RBCP U.S. GP LIMITED
Its:	General Partner

By:	/s/ William Cook

Its:

WAUD CAPITAL PARTNERS, L.L.C.

By:	/s/ Reeve Waud

Its:

Accepted, Acknowledged and Agreed this 6 day of December, 2007

SPI PETROLEUM LLC

By:	/s/ Michel Salbaing

Its:	Chief Financial Officer, Treasurer and Secretary

MAXUM PETROLEUM, INC.

By:	/s/ Michel Salbaing

Its:	Chief Financial Officer and Secretary

SIMONS PETROLEUM, INC.

By:	/s/ Michel Salbaing

Its:	Treasurer and Secretary